Exhibit 99.1

Rex Energy Provides Update on Operations and Second Quarter Production

STATE COLLEGE, Pa., July 7, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today provided an update on both its Appalachian Basin operations as well as its second quarter 2014 production.

Butler Operated Area – Midstream

In June, the company placed five additional wells into sales once the necessary gathering infrastructure was in place. In total, the company has now placed 10 of the 11 wells previously completed and awaiting processing capacity into sales and expects to place the one remaining well into sales early in the third quarter of 2014. In addition, the company commenced ethane sales on June 11, 2014, which was a slight delay from the company’s expected first ethane sales date. Since commencing ethane sales, the company has averaged approximately 1,000 bbls/d of ethane sales for the remainder of June. The company expects to sell between 2,000 and 3,000 bbls/d of ethane through mid-July until additional ethane recovery begins. Once the additional ethane recovery begins, the company expects its ethane sales to reach its ethane volume commitment of 5,000 bbls/d for the remainder of 2014.

Appalachian Basin – Butler Operated Area, Pennsylvania

In total, the company has placed 10 wells into sales during the second quarter in conjunction with the commissioning of the Bluestone II processing facility. Results from the ten wells have been consistent with the company’s Butler Operated Area type curve, and have averaged approximately 48% liquids. Of particular note, the two-well Kennedy pad produced at an average initial 5-day sales rate per well of 6.5 MMcfe/d. Due to the high pressure of the recent wells placed into sales, production from a portion of the company’s older low pressure wells has been constrained. The company’s midstream partner is currently installing additional field compression and expects the additional field compression to be commissioned later this month.

Appalachian Basin – Warrior North Prospect, Carroll County, Ohio

In the Warrior North Prospect, the company has completed drilling and completion operations on the six-well Grunder pad and expects the wells to be placed into service in the third quarter of 2014. The six wells were drilled with an average lateral length of approximately 4,800 feet and completed with an average of 24 completion stages. In addition, the company tested 500 foot spacing between laterals on one of the six wells. The remaining wells were drilled with approximately 600 feet between the laterals.

The company has also finished drilling and completing the three-well Jenkins pad. The three wells were drilled with an average lateral length of approximately 5,350 feet and completed with an average of 33 completion stages. The wells are expected to be placed into sales in the third quarter of 2014 following their 60-day resting period.

Appalachian Basin – Warrior South Prospect, Guernsey, Noble & Belmont Counties, Ohio

In the Warrior South Prospect, the company is currently drilling the second well of the six-well J. Hall pad, located in Guernsey County, OH. The six-wells on the J. Hall pad are expected to be drilled with an average lateral length of approximately 5,400 feet and are testing approximately 650 foot spacing between the laterals on the pad. The six-well J. Hall pad is expected to be completed in the fourth quarter of 2014 and placed into sales near the end of 2014.

Second Quarter Production Update

As previously noted, the company’s production has been constrained due to delays in the installation of additional field compression. The company expects production from its Butler Operated Area to return to expected levels once the field compression has been added.

The company estimates its second quarter 2014 production to be approximately 128 MMcfe/d. In addition, the company expects its second quarter 2014 natural gas price differentials, including the effects of natural gas basis differential hedges, to be approximately $0.50 – $0.70 below Henry Hub index prices. The company is reaffirming its full year 2014 production guidance of 143 MMcfe/d – 149 MMcfe/d.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Specifically, statements in this release regarding Rex Energy’s expectations for timing of sales, ethane volumes, drilling and completion activities, effects on production, and guidance are forward looking. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, and we strongly encourage you to review those documents. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com